Exhibit 99.4

[LETTERHEAD OF GLEACHER & COMPANY SECURITIES, INC.]

March 28, 2013

CONSENT OF GLEACHER & COMPANY SECURITIES, INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 21, 2013, to the Special Committee of the Board of Directors of Cole Credit Property Trust II, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of the Company and of Spirit Realty Capital, Inc. (“Spirit”), as filed by the Company and Spirit on March 28, 2013 (the “Registration Statement”), relating to the proposed merger between the Company and Spirit and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary— Opinion of CCPT II Special Committee’s Financial Advisor,” “The Merger— Recommendation of the CCPT II Board and Its Reasons for the Merger,” and “The Merger—Opinion of CCPT II Special Committee’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/s/ Gleacher & Company Securities, Inc.

GLEACHER & COMPANY SECURITIES, INC.